EXHIBIT 35.1

ANNUAL SERVICER COMPLIANCE STATEMENT OF THE SERVICING PARTY
FOR THE YEAR ENDED OCTOBER 31, 2016

The undersigned, duly authorized officers of Royal Bank of Canada, as Servicer and Cash Manager under the Servicing Agreement and Cash Management Agreement, respectively, do hereby certify that:

1.
A review of the activities of the Servicer and Cash Manger during the period from November 1, 2015 through October 31, 2016, and of its performance under the Servicing Agreement and Cash Management Agreement was conducted under my supervision.

2.
To the best of my knowledge, based on such review, the Servicer and Cash Manager have fulfilled all of their obligations under the Servicing Agreement and Cash Management Agreement, respectively, in all material respects throughout such period.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate on behalf of the Servicer this 30th day of January, 2017.

By:	/s/ James Salem
James Salem Executive Vice-President and Treasurer

By:	/s/ David Power
David Power Vice-President, Corporate Treasury